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Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LOCAL MATTERS, INC.

        LOCAL MATTERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

        FIRST:    The name of the corporation is Local Matters, Inc. (the "Corporation" or the "Company").

        SECOND:    The original name of the Corporation was Aptas, Inc. and the date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was October 30, 2003.

        THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the "Restated Certificate") as follows:

        1.     Article IV, Section D 6(b)(iv) is hereby amended as follows:

          (iv)  Conversion Upon IPO.    Notwithstanding the foregoing:

            (A)  in the event that the shares of Series 2 Preferred are automatically converted into shares of Common Stock pursuant to Article IV, Section D 6(c)(i) below upon the closing date of an Initial Offering the effective date of which is on or prior to June 30, 2008 (but in no other case), the number of shares of Common Stock to which a holder of Series 2 Preferred shall be entitled upon conversion shall be the quotient obtained by dividing (x) the number of shares of Series 2 Preferred being converted multiplied by the Series 2 Original Issue Price (each as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date) by (y) $0.96 (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date); and

            (B)  in the event that the shares of Series 2 Preferred are automatically converted into shares of Common Stock pursuant to Article IV, Section D 6(c)(i) below upon the closing date of an Initial Offering the effective date of which is after June 30, 2008 (but in no other case), the number of shares of Common Stock to which a holder of Series 2 Preferred shall be entitled upon conversion shall be the quotient obtained by dividing (x) the number of shares of Series 2 Preferred being converted multiplied by the Series 2 Original Issue Price (each as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date) by (y) the IPO Price (as defined below) multiplied by 50%. The "IPO Price" shall equal the price to the public of shares of the Company's Common Stock in an Initial Offering (as defined in Article IV, Section D 6(c) below).

        2.     Article IV, Section D 6(c)(i) is hereby amended as follows:

          (c)   Automatic Conversion of Series 1 Preferred and Series 2 Preferred.

              (i)  Each share of Series 1 Preferred shall automatically convert into shares of Common Stock, based on the then-effective Series 1 Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the issued and outstanding shares of the Series 1 Preferred, voting separately as a class or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000 (an "Initial Offering"). Upon such automatic conversion, any declared and unpaid dividends for the Series 1 Preferred shall be paid in accordance with the provisions of Article IV, Section D 6(d). Each share of Series 2 Preferred shall automatically convert into shares of Common Stock (A) at any time based on the then effective Series 2 Preferred Conversion Price, upon the affirmative election of the holders of a majority of the issued and outstanding shares of the Series 2 Preferred, voting separately as a class or (B) utilizing the conversion price for the Series 2 Preferred set forth in Article IV, Section D 6(b)(iv)(A) or (B), above, as applicable, immediately upon the closing of an Initial Offering. Upon such automatic conversion, any declared and unpaid dividends for the Series 2 Preferred shall be paid in accordance with the provisions of Article IV, Section D 6(d).

        3.     Article IV, Section D(7)(a) is hereby amended as follows:

          (a)   Exchange.

              (i)  On the date of and immediately prior to the effectiveness an Initial Offering the effective date of which is on or prior to June 30, 2008 (and in no other case), the Company shall effect a recapitalization transaction in which the Company shall exchange all outstanding shares of Series 3 Preferred for duly authorized, validly issued and nonassessable shares of Common Stock in accordance with the provisions of this Section 7. In such exchange (but in no other case), the number of shares of Common Stock to which a holder of shares of Series 3 Preferred shall be entitled upon exchange shall be the quotient obtained by dividing (x) the number of shares of Series 3 Preferred being converted multiplied by the Series 3 Original Issue Price (each as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date), by (y) the lesser of (1) $0.80 (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date) and (2) the Series 3 Recapitalization Price (as defined in Article IV, Section D(7)(a)(ii) below.

             (ii)  On the date of and immediately prior to an Initial Offering the effective date of which is after June 30, 2008 (and in no other case), the Company shall effect a recapitalization transaction (the exchange referred to in Section 7(a)(i) or 7(ii), as applicable, the "Recapitalization") in which the Company shall exchange all outstanding shares of Series 3 Preferred for duly authorized, validly issued and nonassessable shares of Common Stock in accordance with the provisions of this Section 7. In the Recapitalization (but in no other case), the number of shares of Common Stock to which a holder of shares of Series 3 Preferred shall be entitled upon exchange shall be the quotient obtained by dividing (x) the number of shares of Series 3 Preferred being converted multiplied by the Series 3 Original Issue Price, by (y) the lesser of (1) the IPO Price multiplied by 50% and (2) the Series 3 Recapitalization Price. The "Series 3 Recapitalization Price" shall be $4.00 as of the Original Issue Date and shall thereafter be reduced to the amounts specified on Annex A on the dates specified on Annex A (each such an amount, a "Stepped-Down Price"). The Series 3 Recapitalization Price and the Stepped-Down Price shall be adjusted from time to time in accordance with Section 8. All references to the Series 3 Recapitalization Price and the Stepped-Down Price herein shall mean the Series 3 Recapitalization Price and the Stepped-Down Price as so adjusted.

        FOURTH:    Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

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        IN WITNESS WHEREOF, LOCAL MATTERS, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 11th day of January, 2008.

LOCAL MATTERS, INC.
By:	/s/ Perry Evans
Perry Evans President and Chief Executive Officer

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  Exhibit 3.3